Exhibit 10.2

NOW INC.

LONG-TERM INCENTIVE PLAN

Phantom Share Agreement

Grantee:	Richard Alario

Date of Grant:	November 20, 2019

Number of Phantom Shares Granted:	208,877

1.    Notice of Grant. NOW Inc. (the “Company”) is pleased to notify you that you have been granted the above number of Phantom Shares (the “Phantom Shares”) of the Company pursuant to the NOW Inc. Long-Term Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan and this Agreement.

2.    Vesting of Phantom Shares. Subject to the further provisions of Section 3 below, the Phantom Shares shall become vested on the first anniversary of the Date of Grant.

3.    Accelerated Vesting. Upon the occurrence of any of the following events, and provided you execute the Release Agreement described in Section 3(c) below, the Phantom Shares shall vest on an accelerated basis as provided below:

(a)    Involuntary Termination. The Phantom Shares shall be fully vested upon your Involuntary Termination. As used in this paragraph, “Involuntary Termination” means the Company terminates your employment with the Company other than for Cause, death or Disability. For purposes of this Agreement:

(i)    “Cause” shall mean you have (1) engaged in gross negligence or willful misconduct in the performance of your duties and responsibilities respecting your position with the Company; (2) willfully refused, without proper legal reason, to perform the duties and responsibilities respecting your position with the Company; (3) been convicted of or entered into a plea of no contest or equivalent to a felony or a misdemeanor involving moral turpitude; or (4) engaged in an act of dishonesty or impropriety which materially impairs your effectiveness in your position with the Company; and

(ii)    “Disability” means your absence from your duties with the Company on a full-time basis for ninety (90) consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to you or your legal representative.

(b)    Good Reason. The Phantom Shares shall be fully vested upon your resignation for Good Reason. As used in this paragraph, “Good Reason” means the occurrence, without your express written consent, of any one (1) or more of the following:

(i)    a material diminution in your annual base salary;

(ii)    a change in the location of your principal place of employment by fifty (50) miles or more from the location where you are principally employed; or

(iii)    a material reduction in the nature or scope of your title, authorities, powers, functions, responsibilities or duties attached to your position with the Company;

You shall provide written notice to the Company of any event or condition upon which you intend to rely as the basis for a Good Reason termination of employment within thirty (30) days of the occurrence of such event or condition. You will be deemed for all purposes of this Agreement to have expressly consented to any such event or condition if you do not provide such notice within thirty (30) days of the occurrence of such event or condition. The Company shall have thirty (30) days following the receipt of such notice to remedy the event or condition and, if so remedied, any termination of your employment hereunder on the basis of the circumstances described in such notice shall not be considered a Good Reason termination of employment.

(c)    Release Agreement. As a condition to the acceleration of vesting and payment of your Phantom Shares, you (or your executor, legal guardian, or other legal representative in the case of your death or Disability) shall execute and not revoke a waiver and release of all claims against the Company, its subsidiaries, its affiliates, its officers and its directors in a form reasonably acceptable to the Company (the “Release Agreement”) within twenty-one (21) days following your receipt of the Release Agreement.

4.    Issuance of Shares of Stock; Dividend Payments.

Upon vesting and satisfying all applicable tax withholding obligations, the Company shall issue to you, on a date (the “Settlement Date”) within thirty (30) days following the date your Phantom Shares become vested (as described in Sections 2 and 3 above), a number of whole shares of Stock equal to your vested Phantom Shares, rounded down to the nearest whole number. Such shares of Stock shall not be subject to any restriction on transfer other than any such restriction as may be required under local law. On the Settlement Date, the Company may pay to you cash in lieu of any fractional share of Stock represented by a fractional Phantom Share subject to this Award in an amount equal to the Fair Market Value on the vesting date of such fractional share of Stock. In addition, the Company may, to the extent required by local law, pay to you cash in lieu of any shares of Stock otherwise payable under this Section 4.

Your grant of Phantom Shares does not provide to you any stock ownership rights until the date the Company issues to you shares of Stock under the preceding paragraph.

No later than the last day of each calendar quarter, the Company shall pay to you an amount equal to the aggregate per share cash dividend paid during the quarter multiplied by the number of your Phantom Shares outstanding pursuant to this Award Agreement (without interest), less any required withholding or other taxes which the Company determines, in its discretion, to be due in connection with such payments. Once shares of Stock have been issued to you, no further payments will be made under the preceding sentence.

5.    Nontransferability of Phantom Shares. You may not sell, transfer, pledge, exchange, hypothecate or dispose of Phantom Shares in any manner otherwise than by will or by the laws of descent or distribution. A breach of these terms of this Agreement shall cause a forfeiture of your Phantom Shares.

6.    Entire Agreement; Governing Law. These Phantom Shares constitute awards of Phantom Shares for purposes of the Plan and are granted under and governed by the terms and conditions of the Plan, this Agreement and any country specific addendum to this Agreement. In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the state of Texas.

7.    Withholding of Tax. To the extent that the grant or vesting of Phantom Shares results in the receipt of compensation by you with respect to which the Company or a Subsidiary has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Subsidiary, which, with the consent of the Company (or the Committee if you are subject to Section 16(b) of the Exchange Act), may include withholding a number of Shares that would otherwise be delivered on vesting that have an aggregate Fair Market Value that does not exceed the amount of taxes to be withheld, you shall deliver to the Company or the Subsidiary such amount of money as the Company or the Subsidiary may require to meet its withholding obligations under such applicable law. No delivery of shares of Stock shall be made under this Agreement until you have paid or made arrangements approved by the Company or the Subsidiary to satisfy in full the applicable tax withholding requirements of the Company or Subsidiary.

Regardless of any action the Company or Subsidiary that employs you takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company or Subsidiary that employs you (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting of the Award, the settlement of the Award into shares of Stock or the receipt of an equivalent cash payment, the subsequent sale of any shares of Stock acquired pursuant to the Award and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items.

If your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company or Subsidiary may withhold a portion of the shares of Stock otherwise issuable upon vesting of the Award that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld by the Company or Subsidiary with respect to the shares of Stock. The cash equivalent of the shares withheld will be used to settle the obligation to withhold the Tax-Related Items. No fractional shares of Stock will be withheld or issued pursuant to the grant of the Award and the issuance of shares of Stock hereunder. Alternatively, the Company or Subsidiary may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your salary or other amounts payable to you, with no withholding in shares of Stock. In the event the withholding requirements are not satisfied through the withholding of shares of Stock or, through your salary or other amounts payable to you, no shares of Stock will be issued to you (or your estate) in settlement of the Award unless and until satisfactory arrangements (as determined by the Company) have been made by you with respect to the payment of any Tax-Related Items which the Company or Subsidiary determines, in its sole discretion, must be withheld or collected with respect to such Award. By accepting this Award you expressly consent to the withholding of shares of Stock and/or cash as provided for hereunder. All other Tax-Related Items related to the Award and any shares of Stock delivered in payment thereof are your sole responsibility.

8.    Forfeiture in Certain Circumstances (“Clawback”). The Committee may, at its sole discretion, terminate this Award if it determines that the recipient of the Award has engaged in material misconduct. For purposes of this Clawback provision, material misconduct includes conduct adversely affecting the Company’s financial condition, results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. The Committee may also specify other conduct requiring the Company to make a restatement of its publicly reported financial statements as constituting material misconduct in future Award Agreements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of an Award and the effect of such error is to increase the payment amount pursuant to an Award, the Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such Award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of the Award, then the Committee may take whatever action it deems appropriate to adjust such compensation.

[Signature Page Attached]

NOW INC.

By:	/s/ Raymond Chang
Name:	Raymond Chang
Title:	Vice President & General Counsel

RICHARD ALARIO

/s/ Richard Alario
Signature

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